Exhibit 99.1

News Release

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Senior Director of Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Second Quarter ended January 31, 2018 and Declares Quarterly Cash Dividend

PEABODY, Mass. (March 5, 2018)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its second quarter ended January 31, 2018.

Highlights during the second quarter included:

•	Revenue of $129.2 million with gross margin of 44%

•	GAAP operating margin of 12%; Non-GAAP operating margin of 15%

•	GAAP diluted EPS of $0.52; Non-GAAP diluted EPS of $1.27

•	Operating cash flow of $21 million

Revenue for the second quarter of fiscal 2018 was $129.2 million, a decrease of 2% compared with revenue of $131.5 million in the second quarter of fiscal 2017. GAAP net income for the second quarter of fiscal 2018 was $6.5 million, or $0.52 per diluted share, compared with net income of $7.5 million, or $0.59 per diluted share, in the second quarter of fiscal 2017. Included in GAAP net income and diluted EPS for the second quarter of 2018 is a provisional $6.5 million income tax expense, or $0.51 per diluted share, for the one-time transition tax associated with the Tax Cuts and Jobs Act of 2017 that was recently signed into law. Also included in GAAP net income and diluted EPS for the second quarter of fiscal 2017 were one-time net charges of $2.2 million, or $0.11 per diluted share, in connection with our Oncura veterinary business.

Non-GAAP net income for the second quarter of fiscal 2018 was $16.0 million, or $1.27 per diluted share, compared with $12.6 million, or $0.99 per diluted share, in the prior year’s second quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

For the first six months of fiscal 2018, revenue totaled $236.0 million, down 7% from the same period in the prior fiscal year. Fiscal year-to-date GAAP net income was $12.2 million, or $0.97 per diluted share, compared with net income of $10.0 million, or $0.79 per diluted share, from the same period in 2017. Included in GAAP net income and diluted EPS for the first six months of 2018 is a provisional $6.5 million income tax expense, or $0.51 per diluted share, for the one-time transition tax associated with the Tax Cuts and Jobs Act of 2017 that was recently signed into law. Included in year-to-date fiscal 2017 GAAP net income and diluted EPS were one-time net charges of $2.3 million, or $0.12 per diluted share, in connection with our Oncura veterinary business.

Year-to-date non-GAAP net income was $25.3 million, or $2.01 per diluted share, compared with $18.0 million, or $1.41 per diluted share, in the same period last year. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Fred Parks, president and CEO, commented, “We continue to pursue our previously announced strategic sale process. In view of the status of that process, we are not commenting on our fiscal year guidance or other forward-looking performance measures.”

Segment Revenues for the Second Quarter of Fiscal 2018

Medical Imaging segment revenue was $63.4 million for the second quarter of fiscal 2018, down 12% from revenue of $72.4 million in the same period of fiscal 2017, primarily due to lower sales in CT associated with previously reported customer sourcing decisions combined with lower sales in MR offset by favorability in Motion Controls.

Ultrasound segment revenue was $43.5 million for the second quarter of fiscal 2018, up 8% from revenue of $40.3 million in the same period of fiscal 2017, due to the strong sales growth in North America and Europe. Revenue was partially offset by the comparative lower revenue from discontinued Oncura veterinary system sales.

Security and Detection segment revenue was $22.3 million for the second quarter of fiscal 2018, up 18% from revenue of $18.8 million in the same period of fiscal 2017 mainly driven by strong demand for international high-speed threat detection systems and increased revenue in Rapid DNA.

Quarterly Cash Dividend

On March 1, 2018, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its second fiscal quarter ended January 31, 2018. The cash dividend will be payable on March 26, 2018, to shareholders of record on March 15, 2018.

Use of Non-GAAP Financial Measures

We supplement our GAAP financial reporting with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, non-GAAP other income and expense, non-GAAP net income, non-GAAP effective tax rate and non-GAAP diluted earnings per share. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have included at the end of this document a reconciliation of each historical non-GAAP financial measure used in this document to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, in forecasting and planning for future periods, and in determining payments under our compensation programs. We also believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and in comparing financial results across accounting periods and to those of other companies.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call Details

Analogic will conduct an investor conference call on Monday, March 5, 2018 at 5:00 p.m. (ET) to discuss the second quarter results. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight April 5, 2018. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 84106845.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight April 5, 2018. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic – Celebrating 50 Years of Imaging Innovation

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
Net revenue:
Product	126,691	$130,330	$232,444	$250,582
Engineering	2,481	1,204	3,604	2,077

Total net revenue	129,172	131,534	236,048	252,659

Cost of sales:
Product	70,356	72,721	128,329	141,482
Engineering	1,952	1,123	3,088	1,846

Total cost of sales	72,308	73,844	131,417	143,328

Gross profit	56,864	57,690	104,631	109,331

Operating expenses:
Research and product development	15,631	16,213	30,642	32,063
Selling and marketing	13,195	17,358	25,601	35,538
General and administrative	12,098	3,979	24,039	17,600
Restructuring	197	267	731	299
Asset impairment charges	—	10,423	—	10,423

Total operating expenses	41,121	48,240	81,013	95,923

Income from operations	15,743	9,450	23,618	13,408
Total other income (expense), net	939	28	1,175	(414)

Income before income taxes	16,682	9,478	24,793	12,994
Provision for income taxes	10,133	1,968	12,586	2,948

Net income	$6,549	$7,510	$12,207	$10,046

Net income per share
Basic	$0.52	$0.60	$0.98	$0.81
Diluted	$0.52	$0.59	$0.97	$0.79
Dividends declared and paid per share	$0.10	$0.10	$0.20	$0.20
Weighted-average shares outstanding:
Basic	12,490	12,466	12,482	12,442
Diluted	12,601	12,680	12,606	12,712

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)
	January 31, 2018	July 31, 2017
Assets:
Cash and cash equivalents	$101,863	$129,298
Short-term marketable securities	$63,772	18,797
Accounts receivable, net	84,555	77,587
Inventory	127,395	130,575
Other current assets	13,508	14,448

Total current assets	391,093	370,705
Long-term marketable securities	$36,625	26,171
Property, plant, and equipment, net	100,399	102,676
Intangible assets and goodwill, net	25,631	28,269
Other non-current assets	8,364	10,262

Total Assets	$562,112	$538,083

Liabilities and Stockholders’ Equity:
Accounts payable	$28,431	$27,179
Accrued liabilities	29,708	31,619
Other current liabilities	8,957	8,312

Total current liabilities	67,096	67,110
Long-term liabilities	17,675	10,479
Stockholders’ equity	477,341	460,494

Total Liabilities and Stockholders’ Equity	$562,112	$538,083

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
GAAP Income From Operations	$15,743	$9,450	$23,618	$13,408
Share-based compensation expense (Note 1)	1,898	2,597	3,881	4,160
Acquisition-related revenues and expenses (Note 2)	1,461	(6,065)	2,923	(3,853)
Non-routine other legal costs (Note 3)	77	12	654	15
Restructuring (Note 4)	197	267	731	299
Asset impairment charges (Note 5)	—	10,423	—	10,423

Non-GAAP Income From Operations	$19,376	$16,684	$31,807	$24,452

Percentage of Total Net Revenue	15.0%	12.7%	13.5%	9.7%
GAAP Tax Provision (Note 6)	$10,133	$1,968	$12,586	$2,948
GAAP Tax Rate	60.7%	20.8%	50.8%	22.7%
Non-GAAP Tax Provision (Note 6)	4,355	4,123	$7,704	$6,074
Non-GAAP Tax Rate	21.4%	24.7%	23.4%	25.3%
GAAP Net Income	$6,549	$7,510	$12,207	$10,046
Share-based compensation expense (Note 1)	1,493	1,791	3,377	2,857
Acquisition-related revenues and expenses (Note 2)	1,264	(3,500)	2,378	(1,748)
Non-routine other legal costs (Note 3)	101	8	466	10
Restructuring (Note 4)	159	169	517	189
Asset impairment charges (Note 5)	(15)	—	13	—
Valuation Allowance Tax Effect (Note 6)	(72)	—	(161)	—
Transition Tax Impact (Note 6)	6,482	6,610	6,482	6,610

Non-GAAP Net Income	$15,961	$12,588	$25,279	$17,964

Percentage of Total Net Revenue	12.4%	9.6%	10.7%	7.1%
GAAP Diluted EPS	$0.52	$0.59	$0.97	$0.79
Effect of non-GAAP adjustments	$0.75	$0.40	1.04	0.62

Non-GAAP Diluted EPS	$1.27	$0.99	$2.01	$1.41

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal years 2017 and 2018, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles of $1.5 million and $2.9 million for the three and six months ended January 31, 2018, respectively.

Note 3: During the three and six months ended January 31, 2018, we incurred $77 thousand and $654 thousand, respectively, of pre-tax strategic alternative related costs. Additionally, during the three and six months ended January 31, 2018, we incurred $0 of pre-tax inquiry-related costs, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During the three and six months ended January 31, 2018, we incurred pre-tax charges of $197 thousand and $731 thousand, respectively, primarily due to facility exit costs associated with exiting the Vancouver facility.

Note 5: As a result of continuing losses in the Oncura business and the related business outlook, the Company evaluated the net realizability of all of the related assets at December 31, 2016. As a result, the company recorded a pre-tax asset impairment charge of $10.4 million, primarily associated with the write-down of the Oncura goodwill to its estimated fair values.

Note 6: The quarter to date Q2 FY 2018 non-GAAP tax rate differs from the GAAP tax rate primarily due to the transition tax impact from the 2017 Tax Reform Bill, acquisition related adjustments and stock compensation expenses. The quarter to date Q2 FY 2018 non-GAAP tax rates differ from the GAAP tax rates primarily due to the transition tax impact from the 2017 Tax Reform Bill, acquisition related amortization expenses and stock compensation expenses.